EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan and the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan of our reports dated February 6, 2013, with respect to the consolidated financial statements and schedule of IntercontinentalExchange, Inc. and the effectiveness of internal control over financial reporting of IntercontinentalExchange, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 23, 2013